Exhibit 99.1

Kroger Announces Succession Plan for
Chief Financial Officer, J. Michael Schlotman

Mr. Schlotman to retire as CFO in April 2019 and
will remain on through December 2019 to ensure smooth transition;

Gary Millerchip, CEO of Kroger Personal Finance, appointed as successor

CINCINNATI, December 17, 2018 — The Kroger Co. (NYSE: KR) today announced its succession plan for Chief Financial Officer.

J. Michael Schlotman, Kroger’s Chief Financial Officer since 2000, has decided to retire in December of 2019. Mr. Schlotman will continue as CFO through the end of Kroger’s fiscal 2018 and up to April 3, 2019. He will then remain an executive vice president of the company and continue to sit on the senior leadership team to support the company during this transition period until December 28, 2019.

Gary Millerchip, CEO of Kroger Personal Finance, will succeed Mr. Schlotman as Senior Vice President and Chief Financial Officer of Kroger, effective April 4, 2019.

“Consistent with Kroger’s governance history of thoughtful succession planning, Gary and Mike have a deliberate and thorough CFO transition plan with a singular focus — a seamless transition to successfully deliver on the Restock Kroger financial commitments and then beyond in the role of Kroger’s Chief Financial Officer,” said Rodney McMullen, Kroger’s chairman and CEO.

Michael Schlotman to Retire as Chief Financial Officer, The Kroger Co.

“Mike is one of retail’s most respected executives and has served Kroger for over thirty years. Mike is also one of the chief architects of Restock Kroger, our plan to create shareholder value by serving America through food inspiration and uplift,” said Mr. McMullen. “He and I have personally worked side by side for several decades. I deeply value Mike’s contributions, the credibility he has earned with the financial community, and his leadership as a key member of our most-senior management team.”

Mr. Schlotman started his career with Coopers & Lybrand accounting firm in Louisville, transferring to Cincinnati before joining Kroger in 1985. He was elected Vice President and Corporate Controller in 1995 and then elected Chief Financial Officer in January 2000.

Mr. Schlotman is a member of the CNBC Global CFO Council. He sits on the board for The Ohio National Financial Services, Inc. and The Ohio National Life Insurance Company. He is Chairman of the Board for the Cincinnati/Northern Kentucky Airport and a member of the University of Kentucky’s Gatton College Accounting Advisory Board. In 2016, Mr. Schlotman was elected to the Gatton College of Business and Economics Hall of Fame.

Gary Millerchip to Lead the Finance Function, serving as Chief Financial Officer, The Kroger Co.

“Gary’s deep finance and business background, coupled with a successful track record of creating long-term shareholder value for The Kroger Co., make him an excellent choice for Kroger’s Chief Financial Officer of the future,” said Mr. McMullen.

Mr. Millerchip currently serves as CEO for Kroger Personal Finance, the division of Kroger that delivers financial and retail services through the Kroger family of brands and stores. He is also responsible for several retail grocery divisions and leads the integration of Kroger’s corporate strategic initiatives. Mr. Millerchip has been at the table with the senior management team for five years, playing an essential role in driving strategy and partnerships that have contributed to Kroger’s emergence from traditional grocer to growth company.

Mr. Millerchip came to Kroger in 2010 from Royal Bank of Scotland (RBS) to lead Kroger Personal Finance, which has delivered double digit growth year-on-year, making it a valuable alternative profit stream for Kroger. Prior to that, Mr. Millerchip was responsible for the Royal Bank of Scotland Personal Credit Card business in the UK. Mr. Millerchip joined RBS in 1987 and held leadership positions in multiple disciplines during his time there. Mr. Millerchip earned a bachelor’s degree in Financial Services from the University of Central England and a post-graduate degree in Business Administration from the University of Warwick in the United Kingdom. He and his wife Gita live in Cincinnati with their two children.

Supporting Restock Kroger — Creating Shareholder Value

Restock Kroger is the blueprint for Kroger’s business model transformation to offer customer’s anything, anytime, anywhere, and asset-light, high-margin alternative partnerships and services. The Kroger ecosystem is benefitting from reduced costs with savings invested in associates, technology, and price to grow units, traffic and share. The new Kroger growth model will be a virtuous cycle, leveraging stores, logistics and data assets to create incremental new profit streams, which in turn further redefines the customer experience. Kroger’s Chief Financial Officers of both today and tomorrow have played a major role in architecting this business transformation and remain committed to delivering on the 2020 Restock Kroger financial targets.

To download headshots of Mr. Schlotman and Mr. Millerchip, visit here (https://spaces.hightail.com/space/7RoxDxDYq1).

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve over nine million customers daily through a seamless digital shopping experience and 2,765 retail food stores under a variety of banner names (https://parsley.kroger.com/PoliteMail/default.aspx?page=Kc3H67kEOUK7ipsbS6omcw&ref_id=3seNi9AmRk6ablSQG3rfCw), serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom (https://parsley.kroger.com/PoliteMail/default.aspx?page=VCKUvjm6Ukinx_vQAyYIbg&ref_id=3seNi9AmRk6ablSQG3rfCw) and investor relations site (https://parsley.kroger.com/PoliteMail/default.aspx?page=cwy9kr707ESe8s_bSDoxYA&ref_id=3seNi9AmRk6ablSQG3rfCw).

Kroger’s ability to achieve its Restock Kroger financial commitments may be affected by Kroger’s ability to manage labor negotiations or disputes; pricing and promotional activities of competitors; the state of the economy, including interest rates and inflationary and deflationary trends; changes in tariffs; natural disasters or adverse weather conditions; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Please see our filings with the Securities and Exchange Commission for further information.

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969